May 2, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 29, 2019 of Tactical Services, Inc. (the "Company") to be filed with the Securities and Exchange Commission regarding the change of auditor. We agree with such statements insofar as they relate to our firm. We cannot confirm or deny that the appointment of Prager Metis, CPAs LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

8250 W Charleston Blvd, Suite 100 – Las Vegas, NV 89117	Phone: (888) 727-8251 – Fax: (888) 782-2351